May 2008 Preliminary Terms No. 682 Registration Statement No. 333-131266 Dated May 23, 2008 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due August 31, 2009
Performance Leveraged Upside SecuritiesSM

Bear Market PLUS offer an enhanced short exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  Having short exposure to an underlying asset means that investors will earn a positive return if the underlying asset declines in value, but will lose up to 80% of their investment if the underlying asset increases in value.  These investments allow investors to capture enhanced returns when the underlying asset declines in value.  The enhancement typically applies only for a certain range of negative price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity.

SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	August 31, 2009
Underlying shares:	Shares of the Consumer Discretionary Select Sector SPDR Fund
Aggregate principal amount:	$
Payment at maturity:
▪  If the final share price is less than the initial share price:
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪  If the final share price is greater than or equal to the initial share price
$10 – upside reduction amount
This amount will be less than or equal to the stated principal amount of $10.  However, in no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x share percent decrease
Share percent decrease:	(initial share price – final share price) / initial share price
Upside reduction amount:	$10 x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:
Final share price:	The closing price of one share of the underlying shares on the valuation date times the adjustment factor.
Valuation date:	August 27, 2009, subject to adjustment for certain market disruption events
Leverage factor:	300%
Maximum payment at maturity:	$13.50 to $13.60 (135% to 136% of the stated principal amount) per Bear Market PLUS. The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$2.00 (20% of the stated principal amount) per Bear Market PLUS
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS
Pricing date:	May , 2008
Original issue date:	May , 2008 (4 business days after the pricing date)
CUSIP:	617480512
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Bear Market PLUS:	$10	$0.10	$9.90
Total:	$	$	$

(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1007001

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due August 31, 2009
Performance Leveraged Upside SecuritiesSM

Investment Overview
Performance Leveraged Upside Securities
The Consumer Discretionary Select Sector SPDR Fund Bear Market PLUS (the “Bear Market PLUS”) can be used:

▪	As an alternative to direct short exposure to the underlying shares that enhances returns for a certain range of negative price performance of shares of the underlying shares.

▪	To enhance returns and potentially outperform a short strategy on the underlying shares in a moderately bearish scenario.

▪
To achieve similar levels of short exposure to the underlying shares as a direct short investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The Bear Market PLUS are exposed on a 1:1 basis to the positive performance of the underlying shares, subject to the minimum payment at maturity.

Maturity:	15 Months
Leverage factor:	300%
Maximum payment at maturity:	$13.50 to $13.60 per Bear Market PLUS (135% to 136% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Limited principal protection:	Only 20% protection of principal

Consumer Discretionary Select Sector SPDR Fund Overview
The Consumer Discretionary Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust, a registered investment company.  The Select Sector SPDR Trust consists of nine separate investment portfolios, including the Consumer Discretionary Select Sector SPDR Fund.  The Consumer Discretionary Select Sector SPDR Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Consumer Discretionary Select Sector Index.  The Consumer Discretionary Select Sector Index is calculated and disseminated by The American Stock Exchange, and is designed to provide an effective representation of the consumer discretionary sector of the S&P 500® Index.  The Consumer Discretionary Select Sector Index includes companies in the following industries: automobiles and components, household durables, apparel, hotels, restaurants, leisure, media and retailing.  As of May 21, 2008, the Consumer Discretionary Select Sector Index comprised approximately 8.32% of the S&P 500 Index.

Information as of market close on May 21, 2008:

Bloomberg Ticker Symbol:	XLY
Current Share Price:	$32.23
52 Weeks Ago:	$39.87
52 Week High (on 6/04/07):	$40.41
52 Week Low (on 1/18/08):	$29.52

Consumer Discretionary Select Sector SPDR Fund Daily Closing Prices January 1, 2003 to May 21, 2008

May 2008	Page 2

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due August 31, 2009
Bear Market Performance Leveraged Upside SecuritiesSM

The following table sets forth the largest ten components of the Consumer Discretionary Select Sector Index and their respective weightings within the Consumer Select Sector Index as of May 21, 2008:

Name	Weighting
McDonald's Corp.	6.30%
Walt Disney Co.	6.08%
Comcast Corp.	5.91%
Time Warner Inc.	5.55%
Home Depot Inc.	4.41%
Target Corp.	4.30%
News Corp.	4.17%
Lowe's Cos.	3.45%
Viacom Inc.	2.57%
Nike Inc.	2.28%

May 2008	Page 3

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due August 31, 2009
Bear Market Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 15-month investment offers 300% enhanced exposure to the downside movement of the shares of the Consumer Discretionary Select Sector SPDR Fund, subject to a maximum payment at maturity of $13.50 to $13.60 (135% to 136% of the stated principal amount).  Investors can use the Bear Market PLUS to triple returns up to the maximum payment at maturity, while maintaining similar risk as a direct short investment in shares of the Consumer Discretionary Select Sector SPDR Fund.

Enhanced Performance	The Bear Market PLUS offer investors an opportunity to capture enhanced returns relative to a direct short investment in the underlying shares within a certain range of negative price performance.
Best Case Scenario	The underlying shares decrease in price and, at maturity, the Bear Market PLUS redeem for the maximum payment at maturity, $13.50 to $13.60 (135% to 136% of the stated principal amount).
Worst Case Scenario
The underlying shares increase in price and, at maturity, the Bear Market PLUS redeem for less than the stated principal amount by an amount proportional to the increase, subject to the specified minimum payment at maturity.

Summary of Selected Key Risks (see page 9)

▪	The minimum payment at maturity only provides 20% protection of principal. You will lose money on your investment if the underlying shares increase in price over the term of the Bear Market PLUS.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪
The Bear Market PLUS will not be listed on any exchange, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Bear Market PLUS if you try to sell your Bear Market PLUS prior to maturity.

▪
The market price of the Bear Market PLUS will be influenced by many unpredictable factors, including the trading price, volatility and dividend rate of the shares composing the Consumer Discretionary Select Sector Index.

▪	There are risks associated with investments in securities with concentration in a single industry.

▪
Investing in the Bear Market PLUS is not equivalent to investing in a short position in the shares of the Consumer Discretionary Select Sector SPDR Fund or the stocks composing the Consumer Discretionary Select Sector Index.

▪	The underlying shares may not exactly track the Consumer Discretionary Select Sector Index.

▪	Adjustments to the underlying shares or to the Consumer Discretionary Select Sector Index could adversely affect the value of the Bear Market PLUS.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	The antidilution adjustments do not cover every event that could affect the shares of the Consumer Discretionary Select Sector SPDR Fund.

▪	The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain.

▪	Credit risk to Morgan Stanley.

May 2008	Page 4

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due August 31, 2009
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Bear Market PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment of only 20% of principal and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Bear Market PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based inversely upon the closing price of the underlying shares at maturity.  The Bear Market PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
May , 2008	May , 2008 (4 business days after the pricing date)	August 31, 2009, subject to postponement due to a market disruption event

Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the Consumer Discretionary Select Sector SPDR Fund
Issue price:	$10 per Bear Market PLUS
Stated principal amount:	$10 per Bear Market PLUS
Denominations:	$10 per Bear Market PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bear Market PLUS
Payment at maturity:
▪  If the final share price is less than the initial share price:
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪  If the final share price is greater than or equal to the initial share price
$10 – upside reduction amount
This amount will be less than the stated principal amount of $10.  However, in no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x share percent decrease
Leverage factor:	300%
Share percent decrease:	(initial share price – final share price) / initial share price
Upside reduction amount:	$10 x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:
Final share price:	The closing price of one share of the underlying shares on the valuation date as published under the Bloomberg ticker symbol “XLY” or any successor symbol times the adjustment factor.
Valuation date:	August 27, 2009, subject to adjustment for certain market disruption events.
Maximum payment at maturity:	$13.50 to $13.60 (135% to 136% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$2.00 (20% of the stated principal amount)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the Bear Market PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9

May 2008	Page 5

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due August 31, 2009
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
CUSIP:	617480512
Minimum ticketing size:	100 Bear Market PLUS
Tax considerations:
Although the issuer believes that, under current law, the Bear Market PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS.

Assuming this characterization of the Bear Market PLUS is respected and subject to the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Bear Market PLUS prior to maturity, other than pursuant to a sale or exchange.
▪ Upon sale, exchange or settlement of the Bear Market PLUS at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Bear Market PLUS.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the Bear Market PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments and the issues presented by this notice.

Both U.S. and non-U.S. investors should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the prospectus supplement for PLUS concerning the U.S. federal income tax consequences of investing in the Bear Market PLUS.  Investors should note that the accompanying prospectus supplement for PLUS does not address the tax consequences to an investor holding the Bear Market PLUS as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or as part of a constructive sale transaction.  An investor who holds any securities the return on which is based on or linked to the performance of the Consumer Discretionary Select Sector SPDR Fund or any of its underlying assets should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the Bear Market PLUS (including the potential application of the “straddle” rules).

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Bear Market PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Bear Market PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Bear Market PLUS by taking positions in the underlying shares and futures and options contracts on the underlying shares. Such activities could decrease the price of the underlying shares, and therefore the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the Bear Market PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for PLUS.

ERISA:	See “ERISA” in the prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

May 2008	Page 6

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due August 31, 2009
Performance Leveraged Upside SecuritiesSM

How Bear Market PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Bear Market PLUS based on the following terms:

Stated principal amount:	$10
Leverage factor:	300%
Hypothetical maximum payment at maturity:	$13.55 (135.5% of the stated principal amount)
Minimum payment at maturity:	$2.00 (20% of the stated principal amount)

Bear Market PLUS Payoff Diagram

How it works

▪
If the final share price is less than the initial share price, then investors receive the $10 stated principal amount plus 300% of the percentage decline in the underlying shares over the term of the Bear Market PLUS, subject to the hypothetical maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final share price of approximately 88.17% of the initial share price.

▪	If the underlying shares depreciate 5%, the investor would receive a 15% return, or $11.50.

▪	If the underlying shares depreciate 50%, the investor would receive the hypothetical maximum payment at maturity of $13.55 (135.5% of the stated principal amount).

▪
If the final share price is greater than or equal to the initial share price, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% increase in the price of the underlying shares, subject to the minimum payment at maturity of $2.00 per Bear Market PLUS.

▪  If the underlying shares increase in price by 10%, the investor would lose 10% of their principal and receive only $9 per Bear Market PLUS at maturity, or 90% of the stated principal amount.

▪  If the underlying shares appreciate by 90%, the investor would receive the minimum payment at maturity of 20% of the stated principal amount, or $2.

May 2008	Page 7

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due August 31, 2009
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold an amount in cash based upon the closing price of the underlying shares, determined as follows:

If the final share price is less than the initial share price:

$10    +    Enhanced Downside Payment:

Subject to a maximum payment at maturity of $13.50 to $13.60
(135% to 136% of the stated principal amount) for each Bear Market PLUS,

If the final share price is greater than or equal to the initial share price:

($10    —   Upside Reduction Amount):

Subject to a minimum payment at maturity of $2.00, or 20% per Bear Market PLUS,

Because the upside reduction amount will be greater than or equal to zero, the payment at maturity in this case will be less than or equal to $10, subject to the minimum payment at maturity.

Under no circumstances will the payment at maturity be less than $2.00 per Bear Market PLUS.

May 2008	Page 8

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due August 31, 2009
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Bear Market PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-18 of the prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Bear Market PLUS.

Structure Specific Risk Factors

▪
Bear Market PLUS do not pay interest and guarantee only a minimum 20% return of principal.  The terms of the Bear Market PLUS differ from those of ordinary debt securities in that the Bear Market PLUS do not pay interest and guarantee only a minimum 20% payment of the principal amount at maturity.  If the final share price is greater than or equal to the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Bear Market PLUS by an amount proportionate to the increase in the closing price of the underlying shares above the initial share price per Bear Market PLUS, subject to the minimum payment at maturity.

▪
Appreciation potential is limited.  The appreciation potential of Bear Market PLUS is limited by the maximum payment at maturity of $13.50 to $13.60 (135% to 136% of the stated principal amount).  Although the leverage factor provides 300% exposure to any decline in the price of the underlying shares as of the valuation date, because the payment at maturity will be limited to 135% to 136% of the stated principal amount for the Bear Market PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final share price falls below 88% to approximately 88.333% of the initial share price.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Bear Market PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Bear Market PLUS in the secondary market, including: the trading price and volatility of the shares of the Consumer Discretionary Select Sector SPDR Fund, dividend rate on the shares composing the Consumer Discretionary Select Sector Index, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events and the creditworthiness of the issuer.

▪
There are risks associated with investments in securities with concentration in a single industry.  All of the companies included in the Consumer Discretionary Select Sector SPDR Fund operate in the consumer discretionary sector of the S&P 500® Index.  The Consumer Discretionary Select Sector SPDR Fund is subject to increased volatility as it tracks solely the companies that operate in the consumer discretionary sector and is highly responsive to economic, market, political or regulatory occurrences affecting that sector.  Any positive changes to one or more of these factors could result in an appreciation in the shares of the Consumer Discretionary Select Sector SPDR Fund and, accordingly, a loss of your investment in the Bear Market PLUS.  As of May 21, 2008, the Consumer Discretionary Select Sector Index included 86 component stocks in the following industries:  automobiles and components, household durables, apparel, hotels, restaurants, leisure, media and retailing.  The success of consumer product manufacturers and retailers in these industries is tied closely to the performance of the overall domestic and international economy, employment rates, tax policies, fuel prices, the rate of inflation, interest rates and consumer confidence.  Success also depends heavily on disposable household income and consumer spending.  Changes in demographics and consumer tastes can also affect the demand for, and success of, consumer products in the marketplace and hence the performance of companies in the consumer discretionary sector.

▪
Not equivalent to investing in or taking a short position with respect to the underlying shares.  Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the underlying shares or the stocks composing the Consumer Discretionary Select Sector Index.  Investors in the Bear Market PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or stocks composing the Consumer Discretionary Select Sector Index.

▪
The underlying shares and the Consumer Discretionary Select Sector Index are different.  The performance of the shares of the Consumer Discretionary Select Sector SPDR Fund may not exactly replicate the performance of the Consumer Discretionary Select Sector Index because the Consumer Discretionary Select Sector SPDR Fund will reflect transaction costs and fees that are not included in the calculation of the Consumer Discretionary Select Sector Index.  It is also possible that the Consumer Discretionary Select Sector SPDR Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Consumer Discretionary Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other

May 2008	Page 9

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due August 31, 2009
Performance Leveraged Upside SecuritiesSM

circumstances.  SSgA Funds Management, Inc., which we refer to as SSgA, may invest up to 5% of the Consumer Discretionary Select Sector SPDR Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments.  The Consumer Discretionary Select Sector SPDR Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Consumer Discretionary Select Sector Index and in managing cash flows.

▪
Adjustments to the underlying shares or to the Consumer Discretionary Select Sector Index could adversely affect the value of the Bear Market PLUS.  SSgA is the investment adviser to the Consumer Discretionary Select Sector SPDR Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Consumer Discretionary Select Sector Index.  The stocks included in the Consumer Discretionary Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, acting as index compilation agent in consultation with Standard & Poor’s Corporation, which we refer to as S&P, from the universe of companies represented by the S&P 500 Index.  The Consumer Discretionary Select Sector Index is calculated and disseminated by the American Stock Exchange.  Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Consumer Discretionary Select Sector Index that could change the value of the Consumer Discretionary Select Sector Index.  Pursuant to its investment strategy or otherwise, SSgA may add, delete or substitute the stocks composing the Consumer Discretionary Select Sector SPDR Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Bear Market PLUS.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Bear Market PLUS may be materially and adversely affected.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Bear Market PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Bear Market PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Bear Market PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

May 2008	Page 10

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due August 31, 2009
Performance Leveraged Upside SecuritiesSM

▪
The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the Bear Market PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Bear Market PLUS, the timing and character of income on the Bear Market PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Bear Market PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Bear Market PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Bear Market PLUS, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying prospectus supplement for PLUS.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments and the issues presented by this notice.

Other Risk Factors

▪
The Bear Market PLUS will not be listed.  The Bear Market PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Bear Market PLUS.  MS & Co. currently intends to act as a market maker for the Bear Market PLUS but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bear Market PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the Bear Market PLUS, the price at which you may be able to trade your Bear Market PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Bear Market PLUS.

▪
Potential adverse economic interest of the calculation agent.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the price of the underlying shares and, as a result, could decrease the amount an investor may receive on the Bear Market PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could decrease the price at which the underlying shares must close before an investor receives a payment at maturity that exceeds the issue price of the Bear Market PLUS.  Additionally, such hedging or trading activities during the term of the Bear Market PLUS, including on the valuation date, could potentially affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

May 2008	Page 11

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due August 31, 2009
Performance Leveraged Upside SecuritiesSM

Information about the Underlying Shares

The Consumer Discretionary Select Sector SPDR Fund. The Consumer Discretionary Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust (the “Trust”), a registered investment company.  The Trust consists of nine separate investment portfolios, including the Consumer Discretionary Select Sector SPDR Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Consumer Discretionary Select Sector Index.  It is possible that this fund may not fully replicate the performance of the Consumer Discretionary Select Sector Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission ( the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the Bear Market PLUS offered hereby and do not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding the Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Bear Market PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the Bear Market PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the Bear Market PLUS and therefore the trading prices of the Bear Market PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Bear Market PLUS under the securities laws.  As a prospective purchaser of the Bear Market PLUS, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of The McGraw-Hill Companies, Inc. (“MGH”).  The Bear Market PLUS are not sponsored, endorsed, sold, or promoted by MGH or the Trust.  MGH and the Trust make no representations or warranties to the owners of the Bear Market PLUS or any member of the public regarding the advisability of investing in the Bear Market PLUS.  MGH and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the Bear Market PLUS.

The Consumer Discretionary Select Sector Index. The Consumer Discretionary Select Sector Index is calculated and disseminated by The American Stock Exchange, and is designed to provide an effective representation of the consumer discretionary sector of the S&P 500 Index.  The Consumer Discretionary Select Sector Index includes companies in the following industries: automobiles and components, household durables, apparel, hotels, restaurants, leisure, media and retailing.  See “Annex A—The Consumer Discretionary Select Sector Index.”

May 2008	Page 12

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due August 31, 2009
Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices of the shares of the Consumer Discretionary Select Sector SPDR Fund for each quarter in the period from January 1, 2003 through May 21, 2008.  The closing price of the shares of the Consumer Discretionary Select Sector SPDR Fund on May 21, 2008 was $32.23.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the shares of the Consumer Discretionary Select Sector SPDR Fund should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the Consumer Discretionary Select Sector SPDR Fund on the valuation date.

Consumer Discretionary Select Sector SPDR Fund (CUSIP 81369Y407)	High	Low	Period End
2003
First Quarter	24.37	20.90	22.73
Second Quarter	28.10	23.00	27.09
Third Quarter	29.48	26.90	27.58
Fourth Quarter	31.49	28.34	31.49
2004
First Quarter	32.49	30.60	31.75
Second Quarter	32.51	29.93	31.63
Third Quarter	31.44	28.96	31.20
Fourth Quarter	35.42	31.21	35.29
2005
First Quarter	35.06	32.73	33.16
Second Quarter	33.73	30.98	32.78
Third Quarter	35.02	31.66	32.49
Fourth Quarter	33.73	30.77	32.65
2006
First Quarter	34.02	32.93	33.66
Second Quarter	34.78	32.44	33.39
Third Quarter	35.21	31.34	34.95
Fourth Quarter	38.75	35.03	38.36
2007
First Quarter	40.19	37.28	38.03
Second Quarter	40.41	38.16	39.33
Third Quarter	40.17	35.25	36.83
Fourth Quarter	38.15	32.68	32.70
2008
First Quarter	32.97	29.52	30.72
Second Quarter (through May 21, 2008)	33.67	30.65	32.23

May 2008	Page 13

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due August 31, 2009
Performance Leveraged Upside SecuritiesSM

Annex A

The Consumer Discretionary Select Sector Index

We have derived all information contained in these preliminary terms regarding the Consumer Discretionary Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The stocks included in each Select Sector Index, including the Consumer Discretionary Select Sector Index, are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) acting as Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500 Index.  The AMEX acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index, including the Consumer Discretionary Select Sector Index.

The Consumer Discretionary Select Sector Index, which is one of the nine Select Sector sub-indices of the S&P 500 Index, is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that represent the consumer discretionary sector of the S&P 500 Index.  As of May 21, 2008, the Consumer Discretionary Select Sector Index included 86 component stocks in the following industries: automobiles and components, household durables, apparel, hotels, restaurants, leisure, media and retailing.

Each stock in the S&P 500 Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500 Index.  As of the market close on May 21, 2008, the weighting of each Select Sector Index in the S&P 500 Index based on the capitalization of the stocks in the index was as follows (the percentages do not sum to 100% due to rounding):

Select Sector Index	Weighting
The Consumer Discretionary Select Sector Index	8.32%
The Consumer Staples Select Sector Index	10.44%
The Energy Select Sector Index	15.00%
The Financial Select Sector Index	16.07%
The Health Care Select Sector Index	11.33%
The Industrial Select Sector Index	11.72%
The Materials Select Sector Index	3.75%
The Technology Select Sector Index	19.66%
The Utilities Select Sector Index	3.73%
Total	100%

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500 Index.

The nine Select Sector Indexes together will include all of the companies represented in the S&P 500 Index and each of the stocks in the S&P 500 Index will be allocated to one and only one of the Select Sector Indices.

Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500 Index to a Select Sector Index.  The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500 Index and the selection of replacement stocks to be added to the S&P 500 Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500 Index component stocks, which is the sole responsibility of the Index Compilation Agent.

May 2008	Page 14

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due August 31, 2009
Performance Leveraged Upside SecuritiesSM

Each Select Sector Index is calculated by the American Stock Exchange Index Services Group (“ISG”) using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500 Index, using a base-weighted aggregate methodology.  See “—The S&P 500 Index Methodology” below.  The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies ISG that a Component Stock’s Select Sector Index assignment should be changed, the AMEX will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500 Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500 Index insofar as practicable.

The S&P 500 Index Methodology

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.”  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index.  The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

May 2008	Page 15

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due August 31, 2009
Performance Leveraged Upside SecuritiesSM

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the value of the Index remains constant.  This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio
Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

May 2008	Page 16

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due August 31, 2009
Performance Leveraged Upside SecuritiesSM

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

May 2008	Page 17